Exhibit 99.1

NEWS RELEASE May 10, 2006

Media Contact:

Scott Blevins, Overstock.com, Inc.

+1 (801) 947-3133

sblevins@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Announces Termination of

Agreement to Issue 700,000 Shares of Common Stock

SALT LAKE CITY — Overstock.com, Inc. (Nasdaq: OSTK) today announced that the agreement to issue 700,000 shares of its common stock at $24 per share has been terminated.

Overstock.com announced an agreement to issue 700,000 shares of its common stock for $16.8 million on Monday, May 8, 2006.  On Tuesday, May 9, Overstock.com offered to terminate the purchase agreement, which was scheduled to close today.  The purchaser accepted the offer.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.